UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 21, 2024

ARRAY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39613	83-2747826
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 Midway Place NE

Albuquerque, New Mexico 87109

(Address of Principal Executive Offices, and Zip Code)

(505) 881-7567

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	ARRY	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Deferred Compensation Plan

On May 21, 2024, the Human Capital Committee (the “Committee”) of the Board of Directors (the “Board”) of Array Technologies, Inc. (the “Company”) adopted the Array Tech, Inc. Deferred Compensation Plan (the “Plan”). The Plan is a non-qualified deferred compensation plan that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Participation in the Plan is voluntary and is currently open to U.S. employees of the Company and its subsidiaries at the level of Vice President or higher.

The Plan allows for deferrals by participants of up to 50% of their base salary and up to 100% of their cash incentive compensation. There is no maximum dollar limit on the amount that may be deferred by a participant in any year.

In addition, the Company will make a matching contribution to the Plan in respect of cash compensation that could not be recognized under the Company’s 401(k) plan due to the Code Section 401(a)(17) compensation limit ($345,000 for 2024). The Plan matching contribution will be equal to the matching contribution established for the Company’s 401(k) plan for the applicable year. Under the terms of the Plan, the Company may also provide discretionary contributions to participants as determined annually in the discretion of the Committee. The participants are always 100% vested in the amount they defer, and any Company contributions will vest fully on the second anniversary of the date on which the Company contribution is made.

Compensation deferred pursuant to the Plan, along with any Company contributions to the Plan, may be invested by participants in accordance with investment menu of the Plan, which will mirror the fund choices of the Company 401(k) plan.

Compensation deferred pursuant to the Plan will be distributed in accordance with elections made by the participant. Participants may elect to receive distributions upon a separation from service or a specified date in the form of a lump sum payment or annual installment payments for up to 10 years, for distributions following a separation from service, or 5 years, for distributions upon a specified date. Compensation deferred pursuant to the Plan may also be distributed in the form of a lump sum benefit in the event of the participant’s death, disability, or unforeseeable emergency that results in “severe financial hardship,” as contemplated by Section 409A of the Code.

The Plan does not require the Company to establish any trust, escrow account, or other mechanism to hold the participant deferrals and Company contributions. The obligations of the Company under the Plan are general unsecured obligations.

The Company may amend the Plan at any time, except that no such amendment or termination may adversely affect a participant’s right with respect to the amount of the participant’s accounts as of the date of such amendment or termination. The Company may terminate the Plan at any time, in accordance with the requirements of Section 409A of the Code, and pay the participants their vested amounts in a single lump sum or on a schedule determined by the Committee.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 21, 2024 the Company held its 2024 Annual Meeting of Stockholders (the “Annual Meeting”). Matters voted on at the Annual Meeting and the results thereof were as follows:

Proposal No. 1 –

The Company’s stockholders elected the three nominees to the Company’s Board to serve three-year terms expiring at the 2027 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier resignation or removal, with the votes cast as follows:

Nominee	For	Withheld	Broker Non-Votes
Troy Alstead	61,378,741	58,067,993	10,144,548
Orlando Ashford	70,866,270	48,580,464	10,144,548
Bilal Khan	111,197,289	8,249,445	10,144,548

Proposal No. 2 –

The Company’s stockholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024, with the votes cast as follows:

Votes Cast
For	129,124,253
Against	348,331
Abstentions	118,698

Proposal No. 3 –	The Company’s stockholders approved, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers, with the votes cast as follows:

Votes Cast
For	107,634,675
Against	11,506,965
Abstentions	305,094
Broker Non-Votes	10,144,548

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit#	Description

10.1	Array Technologies, Inc. Deferred Compensation Plan.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Array Technologies, Inc.

Date: May 24, 2024	By:	/s/ Tyson Hottinger
Name: Tyson Hottinger
Title: Chief Legal Officer and Corporate Secretary